REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
Bank Corporation of Georgia
Macon, Georgia

We have audited the accompanying consolidated balance sheet of Bank Corporation of Georgia and subsidiaries as of December 31, 1996, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Bank Corporation of Georgia and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                PORTER KEADLE MOORE, LLP

                                Successor to the practice of
                                Evans, Porter, Bryan & Co.


Atlanta, Georgia
March 5, 1997, except for note 14, as to which the date is July 11, 1997.